Exhibit 2.2

NOBLE ADVISORS, LLC

A PENNSYLVANIA LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

OPERATING AGREEMENT

JANUARY 1, 2016

TABLE OF CONTENTS

ARTICLE I – ORGANIZATION		2
1.1	Name	2
1.2	Principal Place of Business	2
1.3	Purposes	2
1.4	Term	2

ARTICLE II – MEMBERS; INVESTMENT & CAPITAL ACCOUNTS		3 - 4
2.1	Members	3
2.2	Record Holders of Membership Interests	3
2.3	Capital Classes	3
2.4	Capital Contributions	3
2.5	Return of Contributions	3
2.6	RESERVED	4
2.7	Class A Member Investment Accounts	4
2.8	Class B Member Capital Accounts	4
2.9	Loans	4

ARTICLE III – ACCOUNTING, ALLOCATIONS AND DISTRIBUTIONS		5 - 7
3.1	Accounting, Books and Records	5
3.2	RESERVED	5
3.3	Allocation of Net Profits	5
3.4	Allocation of Net Losses	5
3.5	Proration in the Event of a Transfer	5
3.6	Allocations Upon Admissions or Redemptions	6
3.7	Distributions	6

ARTICLE IV – MEMBERS’ RIGHTS AND OBLIGATIONS		7 - 10
4.1	Voting Rights of Members	7
4.2	Action by Members	7
4.3	Meetings of Members	8
4.4	Proxies	9
4.5	Conduct of Meetings	9
4.6	Action by Consent or Remote Participation	9
4.7	Voting by Joint Holders	10
4.8	Liability of Members	10
4.9	Lack of Authority	10
4.10	No Right of Partition	10

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ARTICLE V – MANAGEMENT		10 - 13
5.1	Management by Manager	10
5.2	Members’ Decisions	11
5.3	Number and Term of Office of Manager; Qualifications	12
5.4	Officers: Delegation and Duties	12
5.5	Vacancies: Removal: Resignation	12
5.6	Compensation of Manager	13
5.7	Conflicts of Interest	13
5.8	Limitation of Liability	13

ARTICLE VI – INDEMNIFICATION OF MANAGERSS, OFFICERS
	AND OTHER AUTHORIZED REPRESENTATIVES	14 - 17
6.1	Scope of Indemnification	14
6.2	Proceedings Initiated by Indemnified Representatives	15
6.3	Advancing Expenses	15
6.4	Securing of Indemnification Obligations	15
6.5	Time for Payment	15
6.6	Arbitration	16
6.7	Contribution	16
6.8	Mandatory Indemnification of Managers, Officers, Etc.	16
6.9	Contract Rights, Amendment or Repeal	16
6.10	Scope of Article	17
6.11	Reliance on Provisions	17
6.12	Interpretation	17

ARTICLE VII – TRANSFER OF INTERESTS AND WITHDRAWAL		17 - 22
7.1	Transfers and Assignments of Membership Interest	17
7.2	Restricted Period	17
7.3	Lifetime Transfers – Minority Member	18
7.4	Lifetime Transfers – Majority Member	19
7.5	Transfers Upon Death of Minority Member	20
7.6	Lifetime Transfers – Class A Member Other Than Majority Member	20
7.7	Transfers Upon Death of Class A Member Other Than Majority Member	21
7.8	Disability	21

ARTICLE VIII – PURCHASE PRICE, PAYMENT OF PURCHASE
	PRICE AND OTHER TERMS	22 - 23
8.1	Purchase Price	22
8.2	Payment of Purchase Price	23

ARTICLE IX – BOOKS, RECORDS, AND ACCOUNTING		24
9.1	Maintenance of Books	24
9.2	Reports	24
9.3	Bank Accounts	24

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ARTICLE X – TAX MATTERS		25 – 30
10.1	Tax Capital Accounts	25
10.2	Profits and Losses	25
10.3	Tax Elections	28
10.4	Tax Matters Partner	29
10.5	Tax Returns	29
10.6	Tax Withholding	29

ARTICLE XI – DISSOLUTION, LIQUIDATION AND TERMINATION		30 - 32
11.1	Dissolution	30
11.2	Liquidation and Termination	30
11.3	Deficit Capital Accounts	32
11.4	Certificate of Dissolution	32

ARTICLE XII – GENERAL PROVISIONS		32 - 34
12.1	Notice	32
12.2	Entire Agreement	33
12.3	Effect of Waiver or Consent	33
12.4	Amendment	33
12.5	Binding Effect and Rights of Third Parties	33
12.6	Governing Law	33
12.7	Severability	33
12.8	Arbitration	33
12.9	Construction	34
12.10	Execution in Counterparts	34

ARTICLE XII – Definitions		34 - 40

EXHIBIT A		41

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NOBLE ADVISORS, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) of NOBLE ADVISORS, LLC, (the “Company”), effective as of the 1st day of January 2016, has been adopted by Gregory K. Millen, Katherine L. Millen, Lane G. Randolph, Kenneth L. Herr, Richard W. Hawkins and Junction Holdings, L.P., who were Members of the Company, on that date. This Agreement, as it may be amended from time to time, shall be binding on any person who at the time is a Member, regardless of whether or not the person has executed this Agreement or any amendment hereto.

BACKGROUND

A. The Company was organized as a limited liability company with the filing of a Certificate of Organization (the “Certificate”) under the Pennsylvania Limited Liability Company Law of 1994, 15 Pa. C.S. §8901 et seq. (the “Act”) executed and filed for record with the Commonwealth of Pennsylvania Department of State on March 31, 2008.

B. The original Members of the Company were Gregory K. Millen and Katherine L. Millen.

C. The Company created Class A Membership Interests and Class B Membership Interests effective January 1, 2013.

D. Gregory K. Millen received a Class B Membership Interests effective January 1, 2013.

E. Katherine L. Millen received a Class A Membership Interests on January 1, 2013.

F. Lane G. Randolph purchased a Class B Membership Interest in the Company effective January 1, 2013.

G. Gregory K. Millen, Katherine L. Millen and Lane G. Randolph agreed to admit Kenneth L. Herr as a Member of the Company with the purchase of a Class A Membership Interest in the Company effective February 11, 2014.

H. Effective the date of this Agreement, Lane G. Randolph is purchasing an additional Class B Membership Interest in the Company.

I. Gregory K. Millen, Katherine L. Millen and Lane G. Randolph have agreed to admit Richard W. Hawkins as a Member of the Company with the purchase of a Class B Membership Interest in the Company effective January 1, 2016.

J. Gregory K. Millen, Katherine L. Millen and Lane G. Randolph have agreed to admit Junction Holdings, L.P. as a Member of the Company with the purchase of a Class A Membership Interest in the Company effective January 1, 2016.

K. This Agreement intends to amend and restate the understanding of the Members and supersede all prior operating agreements or other agreements related to the ownership and management of the Company which may have been entered into prior to the date hereof.

L. The Members have agreed to set forth in writing their mutual understandings, rights and obligations in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Members agree as follows:

ARTICLE I

ORGANIZATION

1.1. Name. The name of the Company is “Noble Advisors, LLC”. The Company may do business under that name and under any other name or names upon which the Manager may designate from time to time. If the Company does business under a name other than that set forth in its Certificate of Organization, the Company shall file a fictitious name registration as required by law.

1.2. Principal Place of Business. The principal place of business of the Company shall be at 1817 Olde Homestead Lane, Suite 101, Lancaster, Pennsylvania, 17601 or at such other place as the Manager may designate from time to time, which need not be in the Commonwealth of Pennsylvania. The Company may have such other offices as the Manager may designate from time to time.

1.3. Purposes. The purposes of the Company are those set forth herein, including, specifically, to act as an investment holding company, a member of one or more limited liability companies and as a general or limited partner in limited partnerships and to enter into any lawful transaction and engage in any kind of lawful activity related to the foregoing. The Company is authorized and empowered to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes and business of the Company described above (the “Business”).

1.4. Term. The term of the Company began upon the filing of the Certificate of Organization with the Commonwealth of Pennsylvania Department of State and shall continue in existence until terminated pursuant to Article XI of this Agreement.

ARTICLE II

MEMBERS; INVESTMENT ACCOUNTS; CAPITAL ACCOUNTS

2.1. Members. The Members of the Company are the Persons listed on Exhibit A. A Person who is not already a Member and who acquires a previously outstanding Membership Interest in accordance with this Agreement shall automatically be admitted as a Member; other Persons may be admitted from time to time upon the issuance to them of a Membership Interest on such terms as are fixed by the Manager. As a condition of becoming a Member, each Person who is subsequently admitted or who acquire any or all of an existing Member’s Membership Interest shall execute this Agreement, a joinder to this Agreement or otherwise agrees to become bound by the terms of this Agreement. In the event a Person does not sign this Agreement, a joinder or does not otherwise agree to be bound by the terms of this Agreement, then such Person shall receive allocations of Net Profits or Net Losses as provided herein and may receive distributions as provided herein, but shall have no right to vote. When any Person is admitted as a Member or ceases to be a Member, the Manager shall prepare a revised version of Exhibit A and distribute it to all the Members.

2.2. Record Holders of Membership Interests. The Company shall be entitled to treat the Person in whose name a Membership Interest stands on the books of the Company as the absolute owner thereof and as a Member of the Company. The Company shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, whether or not the Company has express or other notice of any such claim.

2.3 Capital Classes. The authorized classes of Membership Interests shall consist of Class A Membership Interests and Class B Membership Interests. The Class A Membership Interests have a higher claim on the Company’s assets than the Class B Membership Interests. Subject to the discretion of the Manager, the Company is authorized to issue an unlimited number of Class A Membership Interests and Class B Membership Interests. In addition, upon Majority Vote of Class B Members, the Manager may create additional subclasses of Class A or additional subclasses of Class B. Each subclass shall be as defined in the joinder agreement signed by the Manager and Members of the subclass. Such joinder agreements shall be deemed to be made a part of this Agreement.

2.4. Capital Contributions. The Company shall keep a record of the Capital Contributions made by both the Class A Members and the Class B Members. Class A Member’s Capital Contributions will be identified and maintained in the Class A Member’s Investment Account. Class B Member’s Capital Contributions will be identified and maintained in the Class B Member’s Capital Account. A Member shall not be required to make any capital contribution to the Company not specifically agreed to in writing between the Member and the Company, or be obligated or required under any circumstances to restore any negative balance in his, her or its Capital Account.

2.5. Return of Contributions. Except as specifically provided in this Agreement, a Member is not entitled to the return of any part of the Member’s Capital Contribution, or to be paid interest in respect of the Member’s Capital Account or Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

2.6. RESERVED.

2.7. Class A Member Investment Accounts. The Company shall maintain Investment Accounts for each Class A Member. Such Investment Accounts shall be calculated from time to time based on the daily Investment Account balance as follows:

(a) Each Class A Member’s Investment Account shall be increased by (1) the amount of money contributed by that Class A Member to the Company on account of its Class A Membership Interest; (2) the value (as approved by the Members) of any assets contributed by the Member to the Company; and (3) the Preferred Return. The Preferred Return shall be calculated on a daily basis using the daily balance of the Class A Member’s Investment Account and the actual number of days in such year. Such Preferred Return shall be earned daily and shall be added to the Investment Account monthly if not distributed to the Class A Member in accordance with Article 3.7 (b) (ii); and

(b) Each Class A Member’s Investment Accounts shall be decreased by (1) the amount of money distributed to that Member by the Company on account of its Class A Membership Interests; and (2) the value (as approved by the Members) of any assets distributed to the Member by the Company.

2.8. Class B Member Capital Accounts. A Capital Account shall be established and maintained for each Class B Member with respect to each Class B Membership Interest held by such Member. Each Member’s Capital Account shall consist of the amount of the Member’s Capital Contributions and shall be increased or decreased, as the case may be, hereafter set forth:

(a) Each Class B Member’s Capital Account shall be increased by (1) the amount of money contributed by the Member to the Company; (2) the value (as approved by the Members) of any assets contributed by the Member to the Company; and (3) allocations to the Member of any Net Profits.

(b) Each Class B Member’s Capital Account shall be decreased by (1) the amount of any money distributed to the Member by the Company; (2) the value (as approved by the Members) of any assets distributed to the Member by the Company; and (3) allocations to the Member of any Net Losses.

2.9. Loans. If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution, but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash and shall bear interest at such rate as determined by the Manager, but not in excess of the maximum rate permitted by law. None of the Members shall be obligated to make any loan or advance to the Company.

ARTICLE III

ACCOUNTING, ALLOCATIONS AND DISTRIBUTIONS

3.1. Accounting Books and Records. The Manager shall maintain Tax Books and Records of the Company. Such books and records shall be maintained on an income tax basis for purposes of tax compliance. In addition the Manager shall maintain Accounting Books and Records for the purpose of accounting for the economic ownership by the Class A Members and Class B Members. Accounting Books and Records shall be kept in accordance with this Article III. References to the Internal Revenue Code, Treasury Regulations or any accounting standards are for reference only and are not intended to require the Accounting Books and Records to be in accordance with all provisions of the Internal Revenue Code, Treasury Regulations or accounting standards.

3.2 RESERVED.

3.3 Allocation of Net Profits. For Books and Records Net Profits shall be allocated among the Members as follows:

(a) first, such Net Profits in an amount equal to the Preferred Return (as calculated in Article 2.7 above) shall be allocated among the Class A Members. To the extent an allocation of the Preferred Return (as calculated in Article 2.7 above) to the Class A Members is greater than the total Net Profits, the allocation of the Preferred Return in excess of Net Profits shall be reported as a Net Loss and shall be allocated to the Class B Members in accordance with Article 3.4; and

(b) second, the remaining Net Profits shall be allocated among the Class B Members according to their Membership Interest as set forth in Exhibit A.

3.4. Allocation of Net Losses.

(a) For Books and Records Net Losses shall be allocated among the Class B Members according to their Membership Interest.

(b) Notwithstanding subsection (a) above, Net Losses shall not be allocated to a Member if to do so would cause such Member to have a deficit Capital Account balance at the end of any Fiscal Year after giving effect to any adjustments required by the Regulations. Any Net Losses not allocated to a Member due to the foregoing limitations shall be specially allocated to the Members with positive Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero (0).

3.5. Proration in the Event of a Transfer. If any Membership Interest is transferred during a Fiscal Year, then Net Profits and Net Losses attributable to the transferred Membership Interest shall be prorated between the transferor and transferee using any convention or method that the Manager deems appropriate.

3.6. Allocations Upon Admissions or Redemptions. If the Membership Interest of a Member is changed during a Fiscal Year for any reason other than the Transfer of all or a portion of the Member’s Membership Interest, then such Member’s share of Net Profits and Net Losses shall be determined by taking into account such Member’s varying Percentage Interest in the Company and using any convention or method the Manager deems appropriate.

3.7. Distributions.

(a) Holders of Membership Interests. The holders of Membership Interests shall be entitled to receive out of any assets of the Company legally available therefor, distributions as may be declared from time to time as provided in this Article 3.7.

(b) Distributions to Class A Members. Class A Members shall receive distributions related to their Class A Membership Interest as follows:

(i) Discretionary Distributions to Class A Members. Distributions may be made to the Class A Members from time to time as approved by the Majority Member in his sole and absolute discretion. The Class A Members shall tender at least ninety (90) days prior written notice to the Manager and the Majority Member indicating the amount of any requested distribution and the date the distribution is requested to be made on. If the requested distribution is approved by the Majority Member, the Manager shall use its best efforts to tender such Distribution to the requesting Class A Member in immediately available funds on or before such date requested. The forgoing notwithstanding, the Company shall have a requirement to make a requested distribution to a Class A Member within one (1) year of the date requested, unless (a) it would result in a negative balance in the Investment Account maintained with respect to such Member’s Class A Interest, or (b) the Company is prohibited from making such distributions by any lenders, creditors or governmental body, or (c) such distribution will cause the Company to have inadequate equity or cash reserves as determined by the Manager, in its sole and absolute discretion.

(ii) Preferred Return Distributions to Class A Members. On the first day of each month the Company shall distribute to all Class A Members the Preferred Return earned in the previous month on each Class A Member’s Investment Account as determined in accordance with Article 2.7. The forgoing notwithstanding, the Company shall have no requirement to make Preferred Return Distributions to Class A Members if (a) the Company is prohibited from making such distributions by any lenders, creditors or governmental body, or (b) such distribution will cause the Company to have inadequate equity or cash reserves as determined by the Manager, in its sole and absolute discretion. Preferred Returns earned by Class A Members are cumulative on an annual basis and shall be added to each Class A Member’s Investment Account monthly if not distributed by the Company.

(iii) Mandatory Distributions to Class A Members. Within sixty (60) days following the close of each Fiscal Year, the Manager, in its sole and absolute discretion, shall determine each Class A Member’s Targeted Investment Account

Balance. To the extent such Class A Member’s Investment Account Balance is greater than the Targeted Investment Account Balance for such Class A Member, the difference shall be distributed to such Class A Member.

(c) Distributions to Class B Members. Class B Members shall receive distributions related to their Class B Membership Interest as follows:

(i) Discretionary Distributions to Class B Members. Class B Members (in their capacity as such) shall have no rights to discretionary distributions pursuant to this Article 3.7. Distributions may be made to the Class B Members from time to time as approved by the Majority Member in his sole and absolute discretion, provided however, no distributions will be made to Class B Members until such time as the Discretionary Distributions requested by Class A Members, Preferred Return Distributions to Class A Members and Mandatory Distributions to Class A Members are made.

(ii) Mandatory Distributions to Class B Members. With respect to any taxable year of the Company in which Class B Members are allocated taxable income for Federal income tax purposes (and for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703 of the Code shall be included in the calculation of taxable income (other than the amount, if any, by which capital losses exceed capital gains)), the Company shall distribute to the Class B Members, within one hundred (100) days after the close of that taxable year, no less than the amount determined by multiplying the Company’s taxable income (computed as set forth in this sentence) by the highest composite Federal, state and local income tax rate applicable to any Class B Member. For purposes of the preceding sentence, the Company’s taxable income for a year shall be reduced by any net loss of the Company in prior years that has not previously been so taken into account under this Article. The forgoing notwithstanding, the Company shall have no requirement to make mandatory distributions to Class B Members if (a) the Company has not made the mandatory distributions to Class A Members, or (b) the Company is prohibited from making such distributions by any lenders, creditors or governmental body, or (c) such distribution will cause the Company to have inadequate equity or cash reserves as determined by the Manager, in its sole and absolute discretion.

ARTICLE IV

MEMBERS’ RIGHTS AND OBLIGATIONS

4.1. Voting Rights of Members. Class A Members shall have no voting rights. Each Class B Member shall have one vote for each Percentage Interest, such that a Class B Member owning ten percent (10%) of all outstanding Percentage Interests shall be entitled to ten (10) votes.

4.2. Action by Members. Except as otherwise provided in the Act, the Certificate or this Agreement, whenever any action is to be taken by vote of the Members, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Class B Members entitled to vote thereon. Recording the fact of abstention does not constitute casting a vote.

4.3. Meetings of Class B Members.

(a) Quorum. A meeting of the Class B Members shall not be organized for the transaction of business unless a quorum is present. The presence of Class B Members entitled to cast at least a majority of the votes that all Class B Members are entitled to cast on matters to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matters. If a meeting cannot be organized because a quorum has not attended, the Class B Members present may adjourn the meeting to such time and place as they may determine.

(b) Location. All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the Commonwealth of Pennsylvania as shall be specified or fixed in the notice thereof.

(c) Adjournment. The chairman of the meeting or the Members present and entitled to vote shall have the power to adjourn a meeting from time to time, without any notice other than announcement at the meeting of the time and place at which the adjourned meeting will be held.

(d) Annual Meeting. An annual meeting of the Members, for the election of the Manager and for the transaction of such other business as may properly come before the meeting, shall be held on such date and at such time as the Manager shall fix and set forth in the notice of the meeting, which date shall be the last Thursday in April of each year. If an annual meeting is not called and held within six months after the time required by the previous sentence, any Member may call the meeting at any time thereafter.

(e) Special Meetings. Special meetings of the Members for any proper purpose or purposes may be called at any time by the Manager or by Members entitled to cast at least 75% of the votes that all Members are entitled to cast at the particular meeting. Only business within the purpose or purposes described in the notice of the meeting may be conducted at a special meeting of the Members.

(f) Notices. Notice of a meeting of Members shall be given to the Members either personally or by sending a copy thereof:

(1) By first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of each Member appearing on the books of the Company. Notice pursuant to this paragraph shall be deemed to have been given when deposited in the United States mail or with the courier service.

(2) By e-mail or other electronic communication to the address for e-mail or other electronic communications supplied by a Member to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given when sent.

(g) Waiver of Notice. A waiver of notice of a meeting signed by the Member entitled to the notice, whether before or after the meeting, shall be deemed equivalent to the giving of the notice. Attendance of a Member at a meeting constitutes a waiver of notice of the meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.4. Proxies.

(a) General Rule. Every Member entitled to vote at a meeting of the Members or to express consent or dissent without a meeting may authorize another Person to act for the Member by proxy. The presence of, or vote or other action at a meeting of Members by, or the expression of consent or dissent by, a proxy of a Member shall constitute the presence of, or vote or action by, or consent or dissent of the Member.

(b) Minimum Requirements. Every proxy shall be executed by the Member or by the duly authorized attorney-in-fact of the Member and filed with the Manager. A telegram, telex, cablegram or other electronic transmission by the Member, or a photographic, photostatic or similar reproduction of a writing executed by the Member shall be treated as properly executed for purposes of this Article if it sets forth a confidential and unique identification number or other mark furnished by the Company to the Member for the purposes of a particular meeting or transaction.

(c) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Manager. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided in the proxy. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Manager.

4.5. Conduct of Meetings. All meetings of the Members shall be presided over by a Person designated by the Members or, in the absence of the Person designated by the Members, a person chosen by the Members present. The Person presiding at the meeting shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

4.6.	Action by Consent or Remote Participation.

(a) Action by Consent. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice, and without a vote, upon the consent of Members who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all Members entitled to vote thereon were present and voting. The consents shall be in writing or in electronic form and shall be filed with the Manager.

(b) Remote Participation. The presence or participation, including voting and taking other action, at a meeting of Members, by conference telephone or other electronic means, including without limitation the Internet, shall constitute the presence of, or vote or action by, the Member.

4.7. Voting by Joint Holders. Where a Membership Interest is held in any form of joint or common ownership by two or more Persons:

(1) if less than all of those Persons are present in person or by proxy at a meeting of the Members, the entire Membership Interest held in joint or common ownership shall be deemed to be represented at the meeting and the Company shall accept as the vote of that Membership Interest the vote cast by a majority of those Persons present; and

(2) if the Persons are equally divided upon whether the Membership Interest held by them shall be voted or upon the manner of voting the Membership Interest, the voting of the Membership Interest shall be divided equally among the Persons without prejudice to the rights of those Persons among themselves.

4.8. Liability of Members. The Members, as such, shall not be liable for the debts, obligations or liabilities of the Company except to the extent required by the Act.

4.9. Lack of Authority. A Member in his, her or its capacity as such shall not have the authority or power to act for or on behalf of the Company or otherwise bind the Company in any way.

4.10. No Right of Partition. A Member shall not have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular assets of the Company.

ARTICLE V

MANAGEMENT

5.1. Management by Manager.

(a) Exclusive Responsibility. The management of the business and affairs of the Company shall be the sole and complete responsibility of the Manager (the “Manager”). A Member, as such, shall not take part in, or interfere in any manner with, the management, conduct or control of the business and affairs of the Company. The Company may act only by actions taken by or under the direction of the Manager in accordance with this Agreement.

(b) Authority and Duty of Manager.

(1) The Manager may enter into, make, and perform contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in the furtherance of the purposes of the Company and make all decisions and waivers thereunder;

(2) The Manager may open and maintain bank and investment accounts and arrangements, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements; and

(3) The Manager shall maintain the assets of the Company in good order.

(4) The Manager shall have the authority to borrow money on behalf of the Company, guaranty on behalf of the Company obligations of other parties, pledge any and all assets of the Company and authorize confession of judgment against the Company.

(5) The Manager shall have the right to control any and all claims and litigation against the Company, settle any and all claims and litigation against the Company or submit any claim to arbitration or mediation.

(6) The Manager shall have the right to carry out the day to day activities of the Company, including voting any stock, partnership interest, limited partnership interest, membership interest or such other equity ownership the Company may hold.

(c) Delegation. The Manager may delegate the right, power and authority to manage the day-to-day business, affairs, operations and activities of the Company to any officer, employee or agent of the Company, subject to the ultimate direction, control and supervision of the Manager.

(d) Non-exclusive Service. The Manager need not devote services to the Company on a substantially full time basis and need only devote so much time to the Company’s activities as the Manager determines to be necessary for the efficient conduct thereof, except to the extent otherwise required by a separate employment or other agreement, the execution of which by the Company was authorized by vote of the Members, excluding the affected Manager if a Member.

5.2. Members’ Decisions. Notwithstanding the provisions of the Article preceding, the Manager may not cause the Company to do any of the following without the consent of the Members holding a Required Interest:

(a) Amend the Certificate;

(b) Make any amendment to this Agreement;

(c) Approve a merger or division in which the Company is a party;

(d) Appoint, remove or replace a Manager;

(e) Admit new Members to the Company;

(f) Take any other actions for which the consent or other vote of the Members is expressly required by this Agreement.

5.3. Existing Manager; Number and Term of Office of Manager; Qualifications.

(a) Existing Manager. As of the date of this Agreement the Manager is Noble Real Estate, LLC.

(b) Election of Manager. The Manager shall be elected annually by the Members. Nominees for election as Manager receiving the highest number of votes shall be elected as Manager. The Members shall not have the right to cumulate their votes in the election of Manager. In the event an election is not timely held, the Manager shall remain in office until an election is held.

(c) Number of Managers. The number of Managers of the Company shall be one (1) or such other number as may be determined from time to time by the Members.

(d) Term of Office. The Manager shall hold office until the next annual meeting of Members and until a successor shall have been elected and qualified, or until resignation or removal.

(e) Qualifications of Manager. Managers need not be Members or residents of the Commonwealth of Pennsylvania.

5.4. Officers: Delegation and Duties. The Company may have such officers as shall be necessary or desirable to conduct its business. The Manager may elect a Member, Manager or other Person to serve as an officer of the Company. The Manager may assign titles to the officers they elect. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Manager. Any number of offices may be held by the same Person.

5.5. Vacancies: Removal: Resignation.

(a) Vacancies. Any vacancy occurring in the Manager may be filled by election at an annual or special meeting of Members called for that purpose. A Manager elected to fill a vacancy shall be elected for the unexpired term of its predecessor in office.

(b) Removal of Manager. At any meeting of Members at which a quorum of Members is present called expressly for that purpose, or pursuant to a written consent adopted pursuant to this Agreement, any Manager may be removed, with or without cause, by vote of the Members.

(c) Resignation of Manager. Any Manager may resign at any time. A resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

5.6. Compensation of Manager. Manager shall receive such compensation for its services as Manager as may be designated from time to time by the Members. In addition, the Manager shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the provision of the service of Manager. The Manager and the Company may enter into one or more services agreement to govern the compensation of the Manager.

5.7. Conflicts of Interest.

(a) Other Business Opportunities. Subject to the other express provisions of this Agreement, the Manager of the Company at any time and from time to time may engage in providing management services to other business ventures of any and every type and description, independently or with others, except ones in competition with the Company.

(b) Interested Transactions. A contract or transaction between the Company and its Manager or officers or between the Company and another domestic or foreign association in which its Manager or officers have a management role or a financial or other interest, shall not be void or voidable solely for that reason, or solely because the Manager or officer is present at or participates in a meeting that authorizes the contract or transaction if:

(1) the material facts as to the relationship or interest and as to the transaction are disclosed or known to the Members entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those Members; or

(2) the contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by the Members.

5.8. Limitation of Liability. A Manager shall not be personally liable, as such, for monetary damages (other than under criminal statutes and under Federal, state and local laws imposing liability on Managers for the payment of taxes) for any action taken, or any failure to take any action, unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any person who is or was a Manager of the Company for or with respect to any acts or omissions of the Manager occurring prior to the effective date of such amendment or repeal. If the Act is amended to permit a Pennsylvania limited liability company to provide greater protection from personal liability for the Manager than the express terms of this Article, this Article shall be construed to provide for such greater protection.

ARTICLE VI

INDEMNIFICATION OF MEMBERS, MANAGERS, OFFICERS AND

OTHER AUTHORIZED REPRESENTATIVES

6.1. Scope of Indemnification.

(a) General Rule. The Company shall indemnify an Indemnified Representative against any liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that the Indemnified Representative is or was serving in an Indemnified Capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(1) where the indemnification is expressly prohibited by applicable law;

(2) where the conduct of the Indemnified Representative has been finally determined pursuant to Article 6.6 or otherwise:

(i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S.A § 8945(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

(ii) to be based upon or attributable to the receipt by the Indemnified Representative from the Company of a personal benefit to which the Indemnified Representative is not legally entitled; or

(3) to the extent the indemnification has been finally determined in a final adjudication pursuant to Article 6.6 to be otherwise unlawful.

(b) Partial Payment. If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which the Person may be subject, the Company shall indemnify the Indemnified Representative for such portion of the liabilities.

(c) Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.

(d) Covered Liabilities. The liabilities for which indemnification, contribution and advancement of expenses are provided under this Article include any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense, of any nature (including, without limitation, attorneys’ fees and disbursements).

6.2. Proceedings Initiated By Indemnified Representatives. Notwithstanding any other provision of this Article, the Company shall not indemnify under this Article an Indemnified Representative for any liability incurred in a Proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervener or amicus curiae by the Person seeking indemnification unless the initiation of or participation in the Proceeding is authorized, either before or after its commencement, by the affirmative vote of the Manager in office. This section shall not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration under Article 6.6 or otherwise successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Article.

6.3. Advancing Expenses.

(a) General Rule. The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in Article 6.1 or the initiation of or participation in which is authorized pursuant to Article 6.2 upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined pursuant to Article 6.6 or by a court of competent jurisdiction that the Indemnified Representative is not entitled to be indemnified by the Company pursuant to this Article. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of the advance. Except as provided in subsection (b), advancement of expenses shall be automatic upon receipt of the undertaking to repay the amount advanced and shall not require approval of the Manager. Advancement of expenses shall not of itself give the Company the right to select, or participate in the selection of, counsel for the Indemnified Representative.

(b) Exception. Subsection (a) shall not apply to a Proceeding in which an Indemnified Representative is a defendant if the initiation of the Proceeding is authorized by the affirmative vote of the Manager in office.

6.4. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Manager shall approve. Absent fraud, the determination of the Manager with respect to such amounts, costs, terms and conditions shall be conclusive against all Members, officers and Managers and shall not be subject to voidability.

6.5. Time for Payment. An Indemnified Representative shall be entitled to indemnification, contribution or advancement of expenses within 30 days after a written request for indemnification or advancement of expenses has been delivered to the Manager.

6.6. Arbitration.

(a) General Rule. Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article, shall be decided only by arbitration in the metropolitan area in which the principal executive offices of the Company are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, the second of whom shall be selected by the Representative and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, of if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the parties fails or refuses to select an arbitrator or if the arbitrators selected by the Company and the Representative cannot agree on the selection of the third arbitrator within 30 days after such time as the Company and the Representative have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such metropolitan area.

(b) Burden of Proof. The party or parties challenging the right of a Representative to the benefits of this Article shall have the burden of proof.

(c) Expenses. The Company shall reimburse a Representative for the expenses (including attorneys’ fees and disbursements) incurred in successfully prosecuting or defending an arbitration under this section.

(d) Effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the Company shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the Representative under Article 6.1(a)(2) in a proceeding not directly involving indemnification under this Article. This arbitration provision shall be specifically enforceable.

6.7. Contribution. If the indemnification provided for in this Article or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Article or otherwise.

6.8. Mandatory Indemnification of Managers, Officers, Etc. To the extent that a Representative of the Company has been successful on the merits or otherwise in defense of any action or proceeding relating to the Person’s service as a Representative of the Company or in defense of any claim, issue or matter therein, the Person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the Person in connection therewith.

6.9. Contract Rights, Amendment or Repeal. Any rights under this Article shall be deemed a contract between the Company and each Indemnified Representative, or Representative with a claim for indemnification under Article 6.8, pursuant to which the

Company and each such Indemnified Representative or Representative intend to be legally bound. Any repeal, amendment or modification hereof that reduces the indemnification or advancement of expenses provided hereby shall be prospective only and shall not affect any rights or obligations then existing, except as may be agreed in writing by the affected Indemnified Representative or Representative. If the Act is amended to permit a Pennsylvania limited liability company to provide greater rights to indemnification and advancement of expenses for Indemnified Representatives than the express terms of this Article VI, this Article VI shall be construed to provide for such greater rights.

6.10. Scope of Article. The rights granted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of Members or disinterested Managers or otherwise both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a Person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs and Personal Representative(s) of such a Person.

6.11. Reliance on Provisions. Each Person who shall act as an Indemnified Representative of the Company shall be deemed to be doing so in reliance upon the rights provided by this Article.

6.12. Interpretation. The provisions of this Article are adopted pursuant to the authority set forth in 15 Pa.C.S. § 8945 and are intended to fall within the scope of the permissible provisions of an operating agreement authorized by that section.

ARTICLE VII

TRANSFER OF INTERESTS AND WITHDRAWAL

7.1. Transfers and Assignments of Membership Interest. No Member may sell, assign, transfer or otherwise dispose of his Membership Interest in the Company, except as specifically provided herein, and any action in violation of this Article VII shall be null and void as against the Company, except as otherwise provided by law. The term “transfer” shall mean and include any manner of disposition of any of the Membership Interest, including, inter alia, the sale, assignment, exchange, gift and encumbrance of the Membership Interest.

7.2. Restricted Period. Except in the event of the death or disability of a Member or the mutual consent of the Majority Member, no Membership Interest shall be transferred for a period equal to the later of a) three (3) years from the date of this Agreement or b) three (3) years from the date the Member first acquires a Membership Interest (the “Restricted Period”). Any attempt to transfer a Membership Interest in violation of this provision shall be invalid, null and void, and of no force or effect.

7.3. Lifetime Transfers - Minority Member.

(a) In the event a Minority Member desires to transfer or is required to transfer a portion or all of its Membership Interest in any manner, he must first offer his Membership Interest, whether presently owned or hereafter acquired, for sale to the Majority Member by submitting written notice of his intention to the Majority Member and to the Company.

(b) The Majority Member shall give written notice to the Minority Member and to the Company of his decision concerning the exercise of the option herein set forth within ninety (90) days after the Minority Member has submitted written notice of his intention or requirement to sell. In the event that any written notice of acceptance of the offer to sell as set forth in this Article 7.3(b) is not sent by the Majority Member, said lack of acceptance to purchase the Minority Member’s Membership Interest shall be deemed to be a refusal of any offer.

(c) If the Majority Member chooses not to purchase all of said Membership Interest, then the Company shall be required to purchase said Membership Interest not purchased by the Majority Member within thirty (30) days after the receipt of notice of the Majority Member’s decision not to purchase all of said Minority Member’s Membership Interest.

(d) The purchase price and payment terms of any Membership Interest offered for sale as provided in this Article 7.3 shall be established as set forth in Article 8.1 and Article 8.2, respectively.

(e) The occurrence of any of the following events shall constitute written notice to the Company under Article 7.3(a) of an offer by a Minority Member to sell all of his Membership Interest, and such event shall serve to activate the provisions of this Article 7.3 with regard to offers to sell a Membership Interest:

(1) the voluntary cessation by the Minority Member of full-time employment with Noble Real Estate, LLC without the prior written consent of the Majority Member. For purposes of this Article, if cessation of full-time employment with Noble Real Estate, LLC is caused by disability as defined in Article 7.6, the disability must last for a period of fifty-two (52) consecutive weeks.

(2) the involuntary termination by Noble Real Estate, LLC of the Minority Member’s employment with Noble Real Estate, LLC for reasons other than:

(i) Minority Member’s death;

(ii) Minority Member’s total disability;

(iii) justifiable cause, which shall mean Minority Member’s conviction of any crime punishable by a term of imprisonment of more than one year (other than driving under the influence of alcohol) or Minority Member’s material breach of the covenant to devote full-time employment and abilities to Noble Real Estate, LLC and the Company.

(3) filing of any petition for relief under the Bankruptcy Code or any State Insolvency Law, whether voluntary or involuntary, affecting the Minority Member as an individual;

(4) any attempted distribution or pledge of Membership Interest of the Company by the Minority Member other than under the provisions of this Agreement; or

(5) any attempted distribution in kind of any Membership Interest of the Company by any Court in connection with any divorce action involving the Minority Member, including, but not limited to, any attempted distribution of Membership Interest pursuant to an Order for equitable distribution under the Pennsylvania Divorce Code.

7.4. Lifetime Transfers - Majority Member.

(a) In the event the Majority Member desires to transfer any or all of his Membership Interest during his lifetime, he shall first offer said Membership Interests (Class A and Class B), whether presently owned or hereafter acquired, for sale to the Minority Members by submitting written notice of the offer to the Minority Members and to the Company. Such written notice shall include a statement of the proposed transfer of Membership Interest by the Majority Member, including:

(1) terms of the proposed transfer, including (but not limited to) the anticipated consideration, if any and

(2) terms of payment, if any.

(b) Each Minority Member shall submit written notice of his decision concerning the exercise of the option herein set forth to the Majority Member and to the Company within ninety (90) days after the Majority Member has submitted notice of the offer to sell. In the event that any written notice of acceptance of offer set forth in Article 7.4(a) is not sent or is not received, said lack of notice shall be deemed to be a refusal of any offer.

(c) In the event the Minority Members do not exercise their purchase options pursuant to Article 7.4(a), the Majority Member shall be free to transfer any or all of his said Membership Interest to a third party provided that such consideration, terms and/or conditions offered to the third party are not more favorable to the third party than the consideration, terms and/or conditions offered to the Minority Members pursuant to Article 7.4(a).

(d) The Majority Member shall submit written notice to the Minority Members including a statement that the consideration, terms and/or conditions of a proposed transfer to a third party are not more favorable to the third party than the original offer to the Minority Members. The Minority Members shall acknowledge in writing within fifteen (15) days that the consideration, term and/or conditions of the

Majority Member’s proposed offer to the third party are not more favorable to the third party than the original offer to the Minority Members. In the event that any written notice of acknowledgment from a Minority Member to Majority Member is not sent or is not received within fifteen (15) days, said lack of notice shall be deemed to be an acknowledgment by the Minority Member.

(e) The Minority Members shall join with the Majority Member in transferring the Membership Interests of the Company to the purchaser in accordance with the terms and conditions of the offer, and shall execute any restrictive agreement negotiated by and applicable to the Majority Member. However, no change of ownership of the Membership Interest shall be recorded on the books of the Company, and no purchaser shall be recognized as a Member in any respect unless a joinder agreement containing an undertaking to comply with the terms of this Agreement is executed and filed with the Company by the purchaser.

7.5. Transfers Upon Death of Minority Member.

(a) Upon the death of a Minority Member, his Membership Interest shall be offered for sale to the Majority Member by the Personal Representative of the deceased Member within sixty (60) days after so qualifying as Personal Representative pursuant to the same terms and conditions as provided in Article 7.3.

(b) The Majority Member shall give written notice of his decision concerning the exercise of the option herein set forth to the Majority Member within thirty (30) days after the Personal Representative of the deceased Member has submitted written notice of the intention to sell. In the event that any written notice of acceptance of the offer as set forth in this Article 7.5(b) is not sent or is not received, said lack of notice shall be deemed to be a refusal of any offer.

(c) If the Majority Member chooses not to purchase all of said Membership Interest, then, in that event, the Company shall be required to purchase said Membership Interest not purchased by the Majority Member within sixty (60) days after receipt of notice of the Majority Member’s decision. The purchase price and payment terms of such Membership Interest shall be determined as set forth in Article 8.1 and Article 8.2, respectively.

7.6. Lifetime Transfers – Class A Member Other Than Majority Member.

(a) In the event a Class A Member who is not also the Majority Member desires to transfer or is required to transfer a portion or all his Membership Interest in any manner, he must first offer his Membership Interest, whether presently owned or hereafter acquired, for sale to the Majority Member by submitting written notice of his intention to the Majority Member and to the Company.

(b) The Majority Member shall give written notice of his decision concerning the exercise of the option herein set forth to the Company within ninety (90) days after the Class A Member has submitted written notice of his intention or requirement to sell. In the event that any written notice of acceptance of the offer to sell as set forth in this Article 7.6 (b) is not sent by the Majority Member, said lack of acceptance to purchase the Class A Membership Interest shall be deemed to be a refusal of any offer.

(c) If the Majority Member chooses not to purchase all of said Class A Membership Interest, then the Company shall be required to purchase said Membership Interest not purchased by the Majority Member within thirty (30) days after the receipt of notice of the Majority Member’s decision not to purchase all of said Class A Member’s Membership Interest.

(d) At any time and for any reason the Majority Member or the Company may require a Class A Member who is not also the Majority Member to sell a portion or all of his Class A Membership Interest, and such event shall serve to activate the provisions of this Article 7.6 with regard to offers to sell a Membership Interest.

(e) The purchase price and payment terms of any Membership Interest offered for sale as provided in this Article 7.6 shall be established as set forth in Article 8.1 and Article 8.2, respectively.

7.7. Transfers Upon Death of Class A Member Other Than Majority Member.

(a) Upon the death of the Class A Member who is not also a Majority Member, his Membership Interest shall be offered for sale to the Majority Member by the Personal Representative of the deceased Member within sixty (60) days after so qualifying as Personal Representative pursuant to the same terms and conditions as provided in Article 7.6.

(b) The Majority Member shall give written notice of his decision concerning the exercise of the option herein set forth to the Majority Member within sixty (60) days after the Personal Representative of the deceased Member has submitted written notice of the intention to sell. In the event that any written notice of acceptance of the offer as set forth in this Article 7.7 (b) is not sent or is not received, said lack of notice shall be deemed to be a refusal of any offer.

(c) If the Majority Member chooses not to purchase all of said Membership Interest, then, in that event, the Company shall be required to purchase said Membership Interest not purchased by the Majority Member within thirty (30) days after receipt of notice of the Majority Member’s decision. The purchase price and payment terms of such Membership Interest shall be determined as set forth in Article 8.1 and Article 8.2, respectively.

7.8. Disability.

(a) For purposes of this Agreement, the term “disabled” shall mean a Member’s inability to attend properly and normally to those duties he had been attending to prior to his disability as an officer, director and/or employee of Noble Real Estate, LLC, by reason of any medically determinable, physical or mental impairment. In the event that any controversy arises as to whether or not a Member is disabled, the said Member shall appoint a physician licensed in the Commonwealth of Pennsylvania who is a Board certified specialist in the area of medical practice in which the controversy has arisen. The non-disabled Member shall appoint a second physician licensed in the Commonwealth of Pennsylvania who is a Board certified specialist in the area of medical practice in which the controversy has arisen. The two (2) medical specialists shall examine the Member in order to determine if he is disabled in accordance with the definition herein contained. In the event that the two (2) medical specialists so named agree that the said Member is disabled or agree that the said Member is not disabled, their decision shall be binding upon all the parties to this Agreement. In the event that the two (2) medical specialists so appointed fail to agree, they shall appoint a third physician licensed in the Commonwealth of Pennsylvania who is a Board certified specialist in the area of medical practice in which the controversy has arisen, who shall examine the said Member in order to determine if he is disabled in accordance with the definition herein contained. The determination of the medical specialist so appointed shall be binding upon the parties hereto.

ARTICLE VIII

PURCHASE PRICE, PAYMENT OF PURCHASE PRICE AND OTHER TERMS

8.1. Purchase Price.

(a) The purchase price of any Class A Membership Interest offered for sale pursuant to this Agreement shall be equal to the Investment Account of said Class A Membership Interest, plus any accrued Preferred Return, if applicable.

(b) If at any point in time there is an Extraordinary Event or an Extraordinary Event is anticipated, then the purchase price of any Class A Membership Interest shall be the fair market value of each Class A Membership Interest as determined jointly by the Company and the Class A Member (or, in the case of a death, the Personal Representative of such Member). If such parties are unable to reach an agreement within sixty (60) days of the event triggering the applicable purchase, the Company shall hire a competent professional appraiser to establish the current fair market value of the Class A Membership Interests of the Company, using generally accepted valuation methodologies.

(c) The purchase price of any Class B Minority Membership Interest offered for sale pursuant to this Agreement shall be determined by agreement of all Class B Members and set forth annually as the Valuation of Class B Interests exhibited in Exhibit A attached hereto and made a part of this Agreement.

(d) The Valuation of the Minority Member’s Class B Interests shall be the purchase price, unless, if at any point in time, the most recent determination of the Valuation of Class B Interests noted on Exhibit A was made more than eighteen (18) months earlier, or if no dollar amount for the Valuation of Class B Interests is filled in on Exhibit A, or if there has been an Extraordinary Event or an Extraordinary Event is anticipated, then the purchase price shall be the fair market value of the Class B Membership Interest as determined jointly by the Company and the Class B Member (or, in the case of a death, the Personal Representative of such Member). If such parties are unable to reach an agreement within sixty (60) days of the event triggering the applicable purchase, the Company shall hire a competent professional appraiser to establish the current fair market value of the Class B Membership Interests of the Company, using generally accepted valuation methodologies.

(e) If valuation is required to establish the purchase price for the Membership Interest, all applicable time periods contained in this Agreement shall be extended for that number of days equal to the number of days that the valuation establishes the purchase price per Membership Interest. It shall be the responsibility of the Manager to maintain in the minutes of the Company all records pertaining to the valuation and distribution of Membership Interest.

8.2. Payment of Purchase Price. The payment of the purchase price for any purchase of Membership Interest under Article 8.1 of this Agreement shall be payable as follows:

(a) The acceptance of any offer to sell a Class A Membership Interest shall be paid in cash, or at the option of the purchaser, evidenced by a Promissory Note and paid over three (3) years in thirty-six (36) equal monthly installments with interest at Wall Street Journal Prime Rate plus three percent (3%), interest rate adjusting annually.

(b) The acceptance of any offer to sell a Class B Membership Interest shall be paid in cash, or at the option of the purchaser, evidenced by a Promissory Note and paid over three (3) years in thirty-six (36) equal monthly installments with interest at Wall Street Journal Prime Rate plus three percent (3%), interest rate adjusting annually.

(c) In the event the Member and/or the Company holds life insurance on the life of the deceased Member for the purpose of generating funds for the purchase of such Membership Interest, so much of the said proceeds generated by such life insurance as will not exceed the purchase price shall immediately be paid directly to the estate of the deceased Member upon receipt of said life insurance proceeds by the surviving Member or the Company. The remaining balance due after payment of life insurance proceeds, if any, for the purchase of a deceased Member’s Membership Interest shall be evidenced by a Promissory Note and paid over three (3) years in thirty-six (36) equal monthly payments of principal and interest equal to Wall Street Journal Prime Rate plus three percent (3%) adjusted annually.

(d) Upon payment of the purchase price for any Membership Interest offered for sale and purchased pursuant to this Agreement, the Seller of the Membership Interest or his legal representative shall take all steps necessary to effect the transfer of Membership Interest and shall deliver properly endorsed Membership Interest certificates and other required documents to the purchaser.

ARTICLE IX

BOOKS, RECORDS, AND ACCOUNTING

9.1 Maintenance of Books.

(a) Financial Records. The Company shall keep books and records of accounts which shall be maintained using accounting principles generally accepted in the United States (GAAP), with such deviations from GAAP as deemed reasonable to the Manager with consultation with the Company’s regularly retained accountants.

(b) Company Records. In addition to the financial records required to be maintained under subsection (a), the Company shall keep the following records:

(1) A list setting forth the full name and last known mailing address of each Member and Manager.

(2) A copy of the Certificate and all amendments thereto.

(3) Copies of all of the Company’s Federal, state and local income tax returns and annual financial statements.

(4) Copies of the current, effective written Operating Agreement, and all amendments thereto.

(5) Minutes of the proceedings of the Members.

9.2. Reports.

(a) In General. The Manager shall be responsible for the preparation of financial reports of the Company and for the coordination of the financial matters of the Company with the Company’s certified public accountants. The Company shall bear the costs of preparing the reports required by subsections (b) and (c).

(b) Annual Reports. Within a reasonable period after the end of each fiscal year of the Company, the Manager shall cause each Member to be furnished with a balance sheet, an income statement, and a statement of changes in Members’ capital of the Company for that fiscal year.

(c) Other Reports. The Manager also may cause to be prepared or delivered such other reports as the Manager may deem appropriate.

9.3. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts and/or other forms of investment account(s) in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

ARTICLE X

TAX MATTERS

10.1 Tax Capital Accounts.

(a) The Tax Capital Account for tax purposes for each Member shall:

(1) be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Profits and any other Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), and

(2) be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (iii) for Class B Members only, allocations of Losses and any other Company loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g).

(b) The Members’ Tax Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. Section 1.704-1(b)(2)(iv)(g). On the transfer or all or part of a Membership Interest, the Tax Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(l).

10.2. Profits and Losses. At all times, profits and losses shall be allocated to the Members as provided in this Article 10.2, except as otherwise provided in Article 10.1.

(a) Profits. After giving effect to the special allocations set forth in Sections 10.2(c) and (d), Profits for any taxable year shall be allocated first to the Class A Members in accordance with the Preferred Rate of Return computation as specified in Articles 2.7 and 3.3, respectively, and next to the Class B Members in proportion to their Percentage Interests.

(b) Losses. After giving effect to the special allocations set forth in Sections 10.2(c) and (d), Losses for any taxable year shall be allocated as set forth in paragraph (1) below, subject to the limitation in paragraph (2) below.

(1) Losses for any taxable year shall be allocated to the Class B Members in proportion to their Percentage Interests.

(2) The Losses allocated pursuant to paragraph (1) above shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to paragraph (1), the limitation set forth in this paragraph (2) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. Section 1.704-1 (b)(2)(ii)(d).

(c) Special Allocations. The following special allocations shall be made in the following order:

(1) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 10.2, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treas. Reg. Section 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Article 10.2(c)(1) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section 1.704-2(f) and shall be interpreted consistently therewith.

(2) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Article 10.2(c)(1), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treas. Reg. Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(i)(4). This Article 10.2(c)(2) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-1 (b)(2)(ii)(d)(6) that would create an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Article 10.2(c)(3) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Article 10.2(c)(3) were not in the Agreement.

(4) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Company taxable year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Article 10.2(c)(4) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if Article 10.2(c)(3) and this Article 10.2(c)(4) were not in the Agreement.

(5) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.

(6) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(i).

(7) Excess Nonrecourse Liabilities. The Excess Nonrecourse Liabilities of the Company shall be allocated among the Members in accordance with their respective Percentage Interests.

(d) Curative Allocations. The allocations set forth in Article 10.2(b)(2) and in Article 10.2(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treas. Reg. Section 1.704-l(b). Notwithstanding any other provisions of this Agreement (other than the Regulatory Allocations), the Regulatory Allocations shall taken into account in allocating Profits, Losses, and items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain, and (ii) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Nonrecourse Debt Minimum Gain.

(e) Tax Allocations: Code Section 704(c).

(1) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value.

(2) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(3) Any elections or other decisions relating to allocations pursuant to this Article 10.2(e) shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Article 10.2(e) are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f) Miscellaneous Allocation Provisions.

(1) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(2) Except as otherwise provided in this Agreement, all items of ordinary income classified under the Code are first allocated to the Class A Members. All items of Company income, gain, loss, deduction, tax credits and any other allocations shall be allocated among the Class B Members proportionate to their Percentage Interests.

(g) Allocations on Dissolution. Notwithstanding any other provision of this Agreement to the contrary, in the event of a dissolution of the Company, a sale or exchange of all or substantially all of its assets, or a conversion of the Company to a corporation, Profits and Losses for the taxable year that includes such event shall be allocated among the Members proportionate to their Percentage Interests.

10.3. Tax Elections.

(a) To the extent permitted by applicable tax law, the Company may make the following elections on the appropriate tax returns:

(1) to adopt the calendar year as the Company’s taxable year;

(2) if a transfer of a Membership Interest as described in Section 743 of the Code occurs, on written request of any transferee Member, or if a distribution of Company property is made on which gain described in Section 734(b)(l)(A) of the Code is recognized or there is an excess of adjusted basis as described in Section 734(b)(l)(B) of the Code, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(3) to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company ratably over a period of 60 months as permitted by Sections 195 and 709(b) of the Code; and

(4) any other election the Manager may deem appropriate and in the best interests of the Members.

(b) Neither the Company nor any Manager or Member may make an election for the Company to be taxable as a corporation for Federal income tax purposes or to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

10.4. Tax Matters Partner. If the Company is subject to the consolidated audit procedures of Sections 6221 to 6234 of the Code, the “tax matters partner” shall be a Member that is designated as such by vote of the Members. Any Member who is designated “tax matters partner” shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. Any Member who is designated “tax matters partner” shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

10.5. Tax Returns. The Manager shall arrange for the preparation of all tax returns required to be filed for the Company. Each Member shall be entitled to receive, upon written request, copies of all Federal, state and local income tax returns and information returns, if any, which the Company is required to file. All information needed by the Members and other Persons who were Members during the applicable taxable year for income tax purposes shall be prepared by the Company’s accountants and furnished to each such Person on or before the ninetieth (90th) day following the end of each taxable year of the Company.

10.6. Tax Withholding. Unless treated as a Tax Payment Loan, any amount paid by the Company for or with respect to any Member on account of any amount payable pursuant to any Withholding Tax Act shall be treated as a distribution to the Member for all purposes of this Agreement. Each Tax Payment Loan shall be payable upon demand and shall bear interest from the date that the Company makes the payment to the relevant taxing authority, at the applicable Federal short-term rate under Section 1274(d)(I) of the Code, determined and compounded semiannually_ So long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future distributions due to the Member under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax

Payment Loans of the Member and then to the repayment of the principal of all Tax Payment Loans of the Member. The Members shall take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this subsection.

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.1. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(a) the affirmative vote, consent or agreement of the Class B Members holding at least seventy-five percent (75%) of the outstanding Percentage Interests; or

(b) the entry of an order of judicial dissolution of the Company under Section 8972 of the Act.

11.2. Priority, Liquidation and Termination.

(a) Priority. The Class A Membership Interests have a higher claim on the Company’s assets than the Class B Membership Interests. Prior to any Class B Members receiving a liquidating distribution, all Class A Members shall first receive an amount in cash equal to the credit balance in each of their Class A Investment Accounts, after giving effect to all contributions, distributions and allocations for all periods.

(b) Procedure. On dissolution of the Company, the Manager shall act as Liquidator or may appoint one or more representatives or Members as Liquidator. The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The Liquidator shall seek to sell the assets of the company for fair market value and the costs of liquidation shall be borne as a Company expense. The Liquidator shall seek to avoid liquidating distributions in a form other than cash or marketable securities. Until final distribution, the Liquidator shall continue to manage the Company assets with all of the power and authority of the Manager. The steps to be accomplished by the Liquidator are as follows:

(1) as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(2) the Liquidator shall first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company to its creditors (including, without limitation, all expenses incurred in liquidation and any advances described in Article 2.9) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine), all in accordance with the provisions of the Act as may be applicable;

(3) after all of the payments required by paragraph (2) have been made, any remaining assets of the Company shall be sold and the Company’s assets distributed as follows:

(i) the Liquidator may sell any or all Company property to any party, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Class B Members; and

(ii) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Class B Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Class B Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii) the Liquidator shall then distribute to the Class A Members an amount in cash equal to the credit balance in each of their Class A Investment Accounts, after giving effect to all contributions, distributions and allocations for all periods, such distribution being in proportion to the ratio of all Class A Investment Account balances, until no Class A Member has a remaining balance in their Investment Account; and

(iv) the Liquidator shall next distribute to the Class B Members with a positive Capital Account balance, in proportion to the ratio of their positive Capital Account balances, until no Class B Member has a Positive Capital Account; and

(v) after completion of the steps in subparagraphs (i), (ii), (iii) and (iv), the remaining assets shall be distributed to the Class B Members in an amount equal to their respective Class B Membership Percentage Interest.

(c) Distributions. All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities relating to the assets distributed in kind theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributees pursuant to this Article. The distribution of cash and/or property to a Member in accordance with the provisions of this Article constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest in all the Company’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.3. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Percentage Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

11.4. Certificate of Dissolution. On completion of the liquidation of Company assets as provided herein, the Company is terminated, and the Manager (or such other person or persons as the Act may require or permit) shall file a Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE XII

GENERAL PROVISIONS

12.1. Notice.

(a) To the Members. Any notice required to be given to a Member under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof:

(1) By registered, first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of the Member appearing on the books of the Company. Notice pursuant to this paragraph shall be deemed to have been given to the Member when delivered to the Member, or

(2) By e-mail to the Member’s address for e-mail supplied by the Member to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Member when sent.

(b) To the Company and Class B Members. Any notice to the Company or the Manager by a Member must be given to the Manager at the Company’s registered office with a copy of said notice given to each Class B Member, all notices given either personally or by sending a copy thereof:

(1) By registered, first class or express mail, postage prepaid, or courier service, charges prepaid, to the registered address of the Company and to the postal address of each Class B Member appearing on the books of the Company. Notice pursuant to this paragraph shall be deemed to have been given to the Company and each Member when delivered to the Company and to each Member individually, or

(2) By e-mail to the Manager of the Company and to each Class B Member’s address for e-mail supplied by the Class B Member to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Company and each Member when sent.

12.2. Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

12.3. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the period of the applicable statute of limitations has run.

12.4. Amendment. This Agreement may be amended from time to time by Majority Vote of the Class B Members.

12.5. Binding Effect and Rights of Third Parties. This Agreement has been adopted to govern the operation of the Company, and shall be binding on and inure to the benefit of the Members and their respective heirs, Personal Representative(s), successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person, except a Person entitled to indemnification, contribution or advancement of expenses under Article 6.3. Except and only to the extent provided by applicable statute no such creditor or other Person shall have any rights under this Agreement.

12.6. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania (including, without limitation, provisions concerning limitations of actions), without reference to the conflicts of laws rules of that or any other jurisdiction, except that Federal laws shall also apply to the extent relevant.

12.7. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

12.8. Arbitration. All disputes arising under this Agreement shall promptly be submitted to arbitration in Lancaster, Pennsylvania, before one arbitrator in accordance with the rules of the American Arbitration Association. The arbitrator may assess costs, including counsel fees, in such manner as the arbitrator deems fair and equitable. The award of the arbitrator shall be final and binding upon all parties, and judgment upon the award may be entered in any court of competent jurisdiction.

12.9. Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. All references to sections refer to sections of this Agreement, and all references to exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. The headings in this Agreement are for convenience only; they do not form a part of this Agreement and shall not affect its interpretation.

12.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterpart or counterparts, individually or taken together, bear the signatures of all of the initial Members.

ARTICLE XIII

DEFINITIONS

Definitions. In addition to the terms defined in other provisions of this Agreement, the following terms shall have the meanings set forth below unless the context requires otherwise:

“Accounting Capital Account” shall mean the individual account maintained by the Company with respect to each Member for purposes of accounting as provided in Article 3 of this Agreement.

“Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments (i) increasing the Capital Account by any amounts that the Member is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. Sections 1.704-1-)(2)(ii)(c),1.704-2(g)(l) and 1.704-2(i)(5); and (ii) reducing the Capital Account by the items described in Treas. Reg. Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the Commonwealth of Pennsylvania are closed.

“Capital Contribution” shall mean the aggregate amount of cash and the agreed value of any property or services (as determined by the Member and the Company) contributed by each Member to the Company. In the case of a Member that acquires a Membership Interest by an assignment or transfer in accordance with the terms of this Agreement, Capital Contribution shall mean the Capital Contribution of that Member’s predecessor.

“Charging Order” shall mean any order placed upon or imposed upon any Membership Interest, including execution, levied against or attachment or other process served for the purpose of having any Membership Interest sold or transferred or disposed of by operation of law whether said levy, attachment or other process or disposition of those Membership Interest is a result of any legal proceedings under any law governing estates or marital property or community property or separation or divorce.

“Class A Member” means the holder of a Class A Membership Interest, in such Member’s capacity as such.

“Class A Membership Interest” means that class of Membership Interest authorized pursuant to Article 2.1 of this Agreement. The holder of a Class A Membership Interest shall have the respective rights and obligations as are set forth in this Agreement.

“Class B Member” means the holder of a Class B Membership Interest, in such Member’s capacity as such.

“Class B Membership Interest” means that class of Membership Interest authorized pursuant to Article 2.1 of this Agreement. The holder of a Class B Membership Interest shall have the respective rights and obligations as are set forth in this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, 26 U.S.C.A. Section 1, et. seq., as amended from time to time.

“Company Minimum Gain” shall have the same meaning as “partnership minimum gain” set forth in Treas. Reg. Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” shall mean for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager, and if the Company uses the “remedial allocation method” under Treas. Reg. Section 1.704-3(d) with respect to any asset, Depreciation for that asset shall be computed in accordance with Treas. Reg. Section 1.704-3(d)(2).

“Excess Nonrecourse Liabilities” has the same meaning as set forth in Treas. Reg. Section I .752-3(a)(3).

“Extraordinary Event” shall mean catastrophic losses or significant projected losses for the Company or any of the subsidiaries or entities affiliated with Company, or a significant lawsuit against a Representative, the Majority Member, the Company or any of the subsidiaries or entities affiliated with the Company.

“Gross Asset Value” shall mean with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Company.

(2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times:

(a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution of money or other property;

(b) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company;

(c) the liquidation of the Company for Federal income tax purposes within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g);

except that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(3) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(4) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of those assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. Section 1.704-l(b)(2)(iv)(m) and this Agreement, except that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent the Manager determines that an adjustment pursuant to paragraph (2) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

(5) If the Gross Asset Value of an asset has been determined pursuant to paragraphs (1), (2), or (4), that Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to that asset for purposes of computing Profits and Losses.

“Indemnified Capacity” shall mean any and all past, present and future service by an Indemnified Representative in one or more capacities as a Manager, officer, employee or agent of the Company, or, at the request of the Company, as a director, Manager, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other entity or enterprise.

“Indemnified Representative” shall mean any Member, Manager and officers of the Company and any other person designated as an Indemnified Representative by the Manager

(which may, but need not, include any Person serving at the request of the Company, as a director, Manager, officer, employee, agent, fiduciary or trustee of the Company or any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other entity or enterprise).

“Investment Account” shall mean the accounting account for each Class A Member as described in Article 2.7.

“Majority Member” shall mean Gregory K. Millen, Katherine L. Millen and any other Member designated by Gregory K. Millen.

“Majority Vote” shall mean a vote of over fifty (50%) percent of the Members holding Class B Membership Interests. Each Class B Voting Interest shall be set forth in Exhibit “A”. Class A Members have no voting rights.

“Member Nonrecourse Debt” shall have the same meaning as “partner nonrecourse debt” set forth in Treas. Reg. Sections 1.704-2(b)(4) and 1.704-2(i).

“Member Nonrecourse Debt Minimum Gain” shall have the same meaning as “partner nonrecourse debt minimum gain” set forth in Treas. Reg. Section L704-2(i) and shall be determined in accordance with the principles of that Section.

“Member Nonrecourse Deductions” shall have the same meaning as “partner nonrecourse deductions” set forth in Treas. Reg. Sections 1.704-2(i)(l) and 1.704-2(i)(2).

“Members” shall refer to each Class A Member and Class B Member, as set forth on Exhibit A from time to time.

“Membership Interest” shall mean each Member’s entire Interest in the Company, including, without limitation, interests in Profits and Losses, rights to distributions (liquidating or otherwise), allocations, information, and to consent to or approve actions by the Company, all in accordance with the provisions of this Agreement and the Act. There shall be two classes of Membership Interest: Class A Interest and Class B Interest.

“Minority Member” shall mean Lane G. Randolph, Richard W. Hawkins and any other Member holding only Class B Membership Interests with a Percentage Interest equal to or less than twenty percent (20%).

“Net Losses” means the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year.

“Net Profits” means the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year.

“Nonrecourse Deductions” shall mean those deductions having the meaning set forth in Treas. Reg. Sections 1.704-2(b)(1) and 1.704-2(c).

“Percentage Interest” shall mean the proportionate Class A and Class B Membership Interests held at a particular time by a Member, divided by the number of Membership Interests then held by all Members, expressed as a percentage, for each respective Class. Each Member’s Percentage Interest shall be specified on Exhibit A from time to time.

“Person” shall mean a natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, estate, association or other legal entity or organization.

“Personal Representative” shall mean either an executor for the estate of a deceased person who left a will or the administrator of an intestate estate.

“Prime Rate” shall mean a varying rate per annum that is equal to the interest rate published by The Wall Street Journal from time to time as the prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate.

“Preferred Return” means, the return on investments for the Class A Members, set in advance by the Manager for each calendar year and calculated annually based on the daily Investment Account balance. The Preferred Return shall be calculated on a daily basis using the daily balance of the Class A Member’s Investment Account and the actual number of days in such year. Such Preferred Return is cumulative, shall be earned daily and shall be added to the Investment Account at the end of each month if not distributed to the Class A Member by the Company. The Preferred Return for 2016 shall be at fifteen percent (15.0%).

“Proceeding” shall mean any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Members or otherwise.

“Regulations” means the Federal Department of Treasury Regulations, including any temporary regulations, from time to time promulgated under the Code. References to particular sections of the Regulations means and include any replacement or successor sections or provisions.

“Regulatory Allocations” means the rules for determining “substantial economic effect” under Section 704 of the Code and the Regulations promulgated thereunder. The Regulatory Allocations are hereby incorporated by reference and made a material part of this Agreement; including without limitation, the Regulatory Allocations regarding allocations of “member nonrecourse deductions” under Regulations § 1.704-2(i)(l), “minimum gain chargeback” under Regulations § 1.704-2(f) and “partner nonrecourse debt minimum gain chargeback” under Regulations§ 1.704-2(i)(4).

“Representative” shall mean, with respect to any entity, a person occupying the position or discharging the functions of a director, officer, Manager, employee or agent thereof, regardless of the name or title by which the person may be designated.

“Targeted Investment Account Balance” shall mean the anticipated Investment Account Balance for each Class A Member as determined by the Manager in its sole and absolute discretion, determined annually within sixty (60) days following the close of each Fiscal Year. The anticipated Investment Account Balance will be increased by any undistributed Preferred Return earned quarterly and reduced by anticipated distributions to each Class A Member.

“Tax Capital Account” shall mean the individual account maintained by the Company with respect to each Member for purposes of tax accounting as provided in this Agreement.

“Tax Payment Loan” shall mean the amount by which the amount required to be remitted by the Company under any Withholding Tax Act exceeds the amount distributable to a Member.

“Tax Profits and Losses” shall mean for each taxable year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with Code Section 703 (a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss.

(2) Any expenditures of the Company described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss.

(3) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2), (3) or (4) of the definition of Gross Asset Value, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses.

(4) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value.

(5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the taxable year or other period, computed in accordance with the definition of Depreciation under this Agreement.

(6) Notwithstanding the above, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

“Treasury Regulations” or “Treas. Reg.” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Withholding Tax Act” shall mean any law which requires the withholding of payment on the payment of income, profits or distributions.

IN WITNESS WHEREOF, the Members of the Company have caused this Agreement to be executed as of the day and year first above written.

NOBLE ADVISORS, LLC

By:
Katherine L. Millen, Class A Member

By:
Kenneth L. Herr, Class A Member

By:
Noble Real Estate, LLC
Managing General Partner
Junction Holdings, L.P., Class A Member

By:
Gregory K. Millen, Class B Member

By:
Lane G. Randolph, Class B Member

By:
Richard W. Hawkins, Class B Member

EXHIBIT A

NOBLE ADVISORS, LLC

CLASS A & CLASS B MEMBERSHIP INTERESTS

AS OF JANUARY 1, 2016

CLASS A MEMBERSHIP INTERESTS

Member Name	Investment Account	Percentage Interest
Katherine L. Millen	$1,900,000	61.29%
Kenneth L. Herr	$600,000	19.35%
Junction Holdings, L.P.	$600,000	19.35%
Totals	$3,100,000	100.00%

CLASS B MEMBERSHIP INTERESTS

Member Name	Capital Account	Valuation of Class B Interests	Voting Interest	Percentage Interest
Gregory K. Millen	$3,748,958	$5,168,660	90.00%	90.00%
Lane G. Randolph	$431,921	$558,117	8.00%	8.00%
Richard W. Hawkins	$117,517	$149,066	2.00%	2.00%
Totals	$4,298,396	$5,875,843	100.00%	100.00%

Katherine L. Millen	Gregory K. Millen

Kenneth L. Herr	Lane G. Randolph

Junction Holdings, L.P.	Richard W. Hawkins